EXHIBIT 99.2



                            [LETTER TO SHAREHOLDERS]
August ___, 1996




Dear Shareholder:

     Carlisle recently announced that its Board of Directors approved an amendment to the Shareholders' Rights Agreement, adopted on February 8, 1989. Under the Rights Agreement, each shareholder received one Preferred Stock Purchase Right for each share of common stock owned. Each Right entitles the holder to buy one one-thousandth of a share of Carlisle's Series A Preferred Stock at a purchase price of $160. The Rights are exercisable upon the occurrence of certain triggering events. The Rights were originally scheduled to expire on March 3, 1999. As a result of the June 1, 1993 two-for-one stock split of Carlisle's common stock, each share of common stock is currently associated with one-half of a Right entitling the holder to buy one two-thousandth of a share of Preferred Stock at a purchase price of $80.


     The amendment resets the purchase price to account for the increase in the price of the common stock since the adoption of the Rights Agreement. The revised purchase price is $420 for one one-thousandth of a share of Preferred Stock ($210 for one two-thousandth of a share of Preferred Stock). The amendment also extends the term of the Rights until August 6, 2006 and effects certain technical changes to the Rights Agreement. The amendment was not adopted in response to any current effort to acquire Carlisle and neither the Board nor Management is aware of any effort to acquire Carlisle.

     The Rights Agreement, as amended, continues to protect your interests in the event you and Carlisle are confronted with coercive or unfair takeover tactics. The amended Rights Agreement contains provisions to protect you in the event of an unsolicited offer to acquire Carlisle, including an offer that does not treat all shareholders equally, the acquisition in the open market of shares constituting control without offering fair value to all shareholders or other tactics which would impair the Board's ability effectively to represent your interest. It will not prevent a prospective offeror from making a full and fair offer, or from negotiating with the Board, and will not affect a merger transaction that the Board approves as fair and believes constitutes full value for the shareholders.

     Management and the Board are committed to serving the best interests of the shareholders and believe that the Rights Agreement, as amended, will continue to protect the value of your Carlisle investment.


Respectfully,



Stephen P. Munn
Chairman and Chief Executive Officer